Tidal Trust III 485BPOS

Exhibit 99.(h)(i)

AMENDED AND RESTATED
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT (the “Agreement”) is made and entered into as of August 1, 2025 by and between Tidal Trust III, a Delaware statutory trust (the “Trust”), Tidal ETF Services LLC, a Delaware limited liability company (“Tidal”), and Tidal Investments LLC, a Delaware limited liability company, and solely in respect of the rights and obligations set forth in Section 4 and applicable provisions of Sections 12 and 13 of this Agreement (in such capacity, the “Adviser”).

WHEREAS, the parties previously entered into that certain Fund Administration Servicing Agreement, dated as of September 1, 2023 (as amended to date, the “Original Agreement”);

WHEREAS, Section 11 of the Original Agreement allows for its amendment by written agreement executed by the Trust and Tidal and approved by the Board of Trustees of the Trust;

WHEREAS, the parties now desire to amend and restate the Original Agreement in its entirety as set forth herein, and as of the date hereof the Original Agreement shall be of no further force or effect;

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each series representing interest in a separate portfolio of securities and other assets; and

WHEREAS, the Trust desires to retain Tidal to provide fund administration services to each series of the Trust listed on Exhibit A attached hereto (as amended from time to time) (each, a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Tidal as Administrator

The Trust hereby appoints Tidal as fund administrator of the Trust on the terms and conditions set forth in this Agreement, and Tidal hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Tidal shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Tidal hereunder. The Trust hereby authorizes Tidal to, in Tidal’s sole discretion upon notice to the Trust, engage a sub-contractor to provide the services described herein (the “Sub-Administrator”); provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Tidal and that Tidal shall remain responsible for the actions and omissions of the Sub-Administrator to the same extent as if Tidal had taken such actions or made such omissions. The initial Sub-Administrator shall be SEI Investments Global Funds Services.

2.	Services and Duties of Tidal

Tidal shall provide or require the Sub-Administrator to provide the fund administration services to each Fund as set forth on Exhibit B hereto.

3.	License of Data; Warranty; Termination of Rights

A.	Tidal hereby informs the Trust that the Sub-Administrator has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”); and the related index data services being provided to the Trust by Tidal or the Sub-Administrator (collectively, the “Data”) are being sublicensed, not sold, to the Trust. The Trust hereby acknowledges and agrees with the provisions set forth on Exhibit C hereto. The provisions in Exhibit C shall not have any effect upon the standard of care and liability Tidal has set forth in Section 6 of this Agreement.

B.	The Trust shall indemnify and hold harmless Tidal, the Sub-Administrator, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or a Fund’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Tidal as set forth in Section 6 of this Agreement.

C.	Tidal hereby informs the Trust that the Sub-Administrator has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included herein.

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties).

4.	Compensation

The Adviser shall pay to Tidal compensation for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time by written consent of both parties to this Agreement). Tidal shall also be reimbursed by the Adviser for such reasonable and documented miscellaneous expenses hereto as are reasonably incurred by Tidal or the Sub-Administrator in performing its duties hereunder. The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Adviser or Trust shall notify Tidal in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Adviser or Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Adviser to Tidal shall only be paid out of the assets and property of the particular Fund involved.

The Adviser understands and acknowledges Tidal’s compensation under this Agreement is in addition to, and not in lieu of, compensation payable to the Fund Sub-Administrator. It is anticipated that the Trust and the Adviser will enter into agreements with the Fund Sub-Administrator for several services (e.g., fund accounting and transfer agency) and that compensation payable with respect to such services will be bundled with the Fund Sub-Administrator’s compensation and payable by the Adviser.

5.	Representations and Warranties

A.	The Trust hereby represents and warrants to Tidal, which representations and warranties shall be deemed to be continuing throughout the Term (as defined herein) of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust, in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Tidal hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the Term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Tidal in accordance with all requisite action and constitutes a valid and legally binding obligation of Tidal, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.	Tidal shall use commercially reasonable efforts and exercise reasonable care in the performance of its duties under this Agreement. Tidal shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with its duties under this Agreement, except a loss arising out of or relating to Tidal’s refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement or material breach of this Agreement. Notwithstanding any other provision of this Agreement, if Tidal has used commercially reasonable efforts and exercised reasonable care in the performance of its duties under this Agreement, each Fund shall indemnify and hold harmless Tidal from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Tidal may sustain or incur or that may be asserted against Tidal by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to Tidal by any duly authorized officer of the Trust or a Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Tidal’s refusal or failure to comply with the terms of this Agreement or material breach of this Agreement or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement. Tidal shall endeavor to provide the Trust such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which Tidal seeks indemnity from the Trust, provided that the Trust’s (or a Fund’s) continuing obligations to indemnify Tidal after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Tidal’s provision of services pursuant to this Agreement. This indemnity shall be a continuing obligation of the Trust (and the Funds), its successors and assigns, notwithstanding the termination of this Agreement; provided that the Trust’s (or a Fund’s) continuing obligations to indemnify Tidal after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Tidal’s provision of services pursuant to this Agreement. As used in this paragraph, the term “Tidal” shall include Tidal’s members, officers and employees.

Tidal may obtain the advice of competent external counsel at its own costs and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice; provided that, notwithstanding any advice to the contrary, any action taken by Tidal must be consistent with Tidal’s rights and responsibilities under this Agreement.

Tidal shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Tidal as a result of Tidal’s refusal or failure to comply with the terms of this Agreement, material breach of this Agreement, or from Tidal’s bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Tidal, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, which may include acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Tidal shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Tidal will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Tidal. Tidal agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Tidal’s premises and operating capabilities at any time during regular business hours of Tidal, upon reasonable notice to Tidal. Moreover, Tidal shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent auditor on the internal controls and procedures of Tidal relating to the services provided by Tidal under this Agreement.

Notwithstanding the above, Tidal reserves the right to reprocess and correct non-material administrative errors at its own expense promptly; provided that Tidal shall provide advance written notice to the Trust detailing the action it intends to take prior to taking such action. For material administrative errors, Tidal reserves the right to reprocess and correct administrative errors at its own expense promptly and upon consultation with the Trust and in such manner as agreed to by the Trust.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Tidal is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Tidal of any of its obligations in such other capacity.

E.	In conjunction with the tax services provided to the Trust by Tidal hereunder, Tidal shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by Tidal to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Tidal’s administrative capacity. Tidal shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. The Trust, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Tidal, and any supporting documents thereto, in connection with the tax reporting services provided with respect to each Fund by Tidal. Tidal shall not be liable for the provision or omission of any tax advice with respect to any information provided by Tidal to the Trust or a Fund. The tax information provided by Tidal shall be pertinent to the data and information made available to Tidal, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Tidal and the Sub-Administrator the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

Tidal agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance or delegation of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Tidal may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that Tidal shall promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Tidal or any of its employees, agents or representatives, and information that was already in the possession of Tidal prior to receipt thereof from the Trust, or its agent, shall not be subject to this paragraph.

Further, Tidal will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Tidal shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

Tidal shall require the Sub-Administrator to be bound by confidentiality provisions that are substantially similar to those set forth in this Section 8 (Proprietary and Confidential Information).

9.	Records

Tidal shall keep, and shall require the Sub-Administrator to keep, records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Tidal agrees that all such records prepared or maintained by or on behalf of Tidal relating to the services to be performed by Tidal hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

10.	Compliance with Laws

The Trust retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. Tidal’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

11.	Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years after the date of the Original Agreement (the “Term”). However, this Agreement may be terminated at the end of the initial Term by the Trust or Tidal upon giving 90 days’ prior written notice to the other either the Trust or Tidal, as applicable, or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the two (2) year period, this Agreement continues until one party gives 90 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any the Trust or Tidal upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Tidal and the Trust, and authorized or approved by the Board of Trustees.

12.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the Term, the Adviser agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all reasonable and documented miscellaneous costs associated with a.-c. above.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Tidal’s duties or responsibilities hereunder is designated by the Trust by written notice to Tidal, Tidal will promptly, upon such termination and at the expense of the Adviser (which shall include only reasonable and documented miscellaneous expenses), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Tidal (or the Sub-Administrator) under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Tidal or the Sub-Administrator has maintained the same, the Adviser shall pay any reasonable and documented miscellaneous expenses associated with transferring the data to such form), and the Trust will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Tidal’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Tidal, or by Tidal without the written consent of the Trust.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Tidal or the Sub-Administrator from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Tidal, the Sub-Administrator, or their respective members, officers, directors and employees as the Trust’s attorneys, form attorney-client relationships or require the provision of legal advice. The Trust acknowledges that Tidal and Sub-Administrator attorneys (including any in-house attorneys) exclusively represent Tidal or Sub-Administrator, respectively, and each relies on outside counsel retained by the Trust to review all services provided by attorneys engaged by Tidal and Sub-Administrator (including any in-house attorneys) and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between attorneys engaged by Tidal or Sub-Administrator (including any in-house attorneys) and the Trust, any information provided to Tidal or Sub-Administrator attorneys (including any in-house attorneys) may not be privileged and may be subject to compulsory disclosure under certain circumstances. Tidal represents that it will maintain (and require the Sub-Administrator to maintain) the confidentiality of information disclosed to attorneys engaged by Tidal or Sub-Administrator (including any in-house attorneys) on a best efforts basis.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address as may be specified in writing by one party to the other party.

21.	Construction

Any reference in this Agreement to a form, statute or regulation shall include any successor thereto.

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Limited Recourse

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

TIDAL TRUST III		TIDAL ETF SERVICES LLC

By:	/s/Eric Falkeis	By:	/s/Daniel Carlson

Name:	Eric Falkeis	Name: Daniel Carlson

Title:	President	Title: Co-Founder & Chief of Staff

TIDAL INVESTMENTS LLC*

By:	/s/Daniel Carlson

Name: Daniel Carlson

Title: Co-Founder & Chief of Staff

*solely in respect of the rights and obligations set forth in Section 4 and applicable provisions of Sections 12 and 13 of this Agreement.

Exhibit A

to the

Amended and Restated
Fund Administration Servicing Agreement

Separate Series (Funds) of Tidal Trust III

Name of Series

Impact Shares Women’s Empowerment ETF

Impact Shares NAACP Minority Empowerment ETF

TradersAI Large Cap Equity & Cash ETF

Rockefeller Opportunistic Municipal Bond ETF

Rockefeller California Municipal Bond ETF

Rockefeller New York Municipal Bond ETF

Rockefeller Global Equity ETF

Rockefeller U.S. Small-Mid Cap ETF

4E Quality Growth ETF

GammaRoad Market Navigation ETF

VistaShares Artificial Intelligence Supercycle ETF

VistaShares Electrification Supercycle ETF

VistaShares Animal Spirits Strategy ETF

VistaShares Animal Spirits Daily 2X Strategy ETF

VistaShares Target 15 ACKtivist Select Income ETF
VistaShares ACKtivist Select ETF
VistaShares BigShort Select ETF
VistaShares Target 15 BigShort Select Income ETF
VistaShares DUQMacro Select ETF
VistaShares Target 15 DUQMacro Select Income ETF
VistaShares Berkshire Select ETF

FIRE Funds™ Wealth Builder ETF

FIRE Funds™ Income Target ETF

Fundstrat Granny Shot US Large Cap ETF

Ned Davis Research 360º Dynamic Allocation ETF

Ned Davis Research 360º Core Equity ETF

Ninepoint Energy ETF

Ninepoint Energy Income ETF

The BeeHive ETF

NestYield Total Return Guard ETF

NestYield Dynamic Income ETF

NestYield Visionary ETF

USCF Daily Target 2X Copper Index ETF

Battleshares™ NVDA vs INTC ETF

Battleshares™ TSLA vs F ETF

Battleshares™ AMZN vs M ETF

Battleshares™ COIN vs WFC ETF

Battleshares™ MSTR vs JPM ETF

Battleshares™ NFLX vs CMCSA ETF

Battleshares™ LLY vs YUM ETF

Battleshares™ GOOGL vs NYT ETF

Battleshares™ Bitcoin vs Ether ETF

Battleshares™ Ether vs Bitcoin ETF

Battleshares™ Bitcoin vs Gold ETF

Battleshares™ Gold vs Bitcoin ETF

TH GARP Global Rising Leaders ETF

TH GARP India Rising Leaders ETF

PEO AlphaQuest™ Thematic PE ETF

World Dynamic Momentum Leaders ETF

VistaShares Target 15 Berkshire Select Income ETF

VistaShares Target 15 USA Momentum Income ETF

VistaShares Target 15 USA Value Income ETF

VistaShares Target 15 USA Quality Income ETF

VistaShares Target 15 USA Low Volatility Income ETF

Intech S&P Large Cap Diversified Alpha ETF

Intech S&P Small-Mid Cap Diversified Alpha ETF

MRP SynthEquity ETF

Alpha Brands™ Consumption Leaders ETF

Azoria Golden Age ETF

Azoria 500 Meritocracy ETF

Azoria TSLA Convexity ETF

2X Daily Software Platform ETF

Exhibit B

Fund Administration Services

A.	General Fund Management:

(1)	Act as liaison among Trust service providers, including but not exclusive to Funds’ investment adviser(s), investment sub-adviser(s), authorized participants, external legal counsel, independent audit firms and external compliance consultants.

(2)	Supply:

a.	Office facilities (which may be in Tidal’s, Sub-Administrator’s, or one of their affiliate’s, own offices).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Trust counsel and Fund investment adviser counsel.

b.	Coordinate Board book production and distribution process.

c.	Prepare reports for the Board of Trustees based on financial and administrative data.

d.	Assist, gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 for and as directed by the trustees or the Trust counsel.

e.	Assist with the selection of the independent auditor.

f.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

g.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.

h.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

i.	Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.

j.	Perform such other Board meeting functions as shall be agreed by the parties in writing (in this regard, the Trust shall provide Tidal with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the Board).

(4)	Audits:

a.	For each annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditor, and facilitate the audit process.

b.	For SEC, FINRA or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Trust.

(6)	Pay Trust and Fund expenses upon written authorization from the Trust.

(7)	Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Tidal by the Trust or its representatives for safe keeping.

(8)	Coordinate as necessary the registration or qualification of Creation Units with appropriate state securities authorities. Manage the Trust’s proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary.

(9)	Provide individuals to serve as ministerial officers of the Trust, as requested.

(10)	Provide principal accounting officer for purposes of Sarbanes-Oxley (if requested).

(11)	Assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust.

(12)	Coordinate with the Trust counsel in the preparation, review and execution of contracts between the Trust and third parties, such as the Trust’s investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

(13)	Additional Reports and Services:

a.	Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of the Trust or its investment adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

b.	Upon reasonable notice and as mutually agreed upon, the Administrator may provide such additional services with respect to a Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) (or similar disclosure documents) included in its registration statement on Form N-1A filed with the SEC (“Registration Statement”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Tidal’s compliance program as it relates to the Trust, provided the same shall not be deemed to change Tidal’s standard of care as set forth herein.

d.	In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Tidal will provide the Trust’s Chief Compliance Officer with reasonable access to Tidal’s fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Tidal that affect or could affect the Trust.

e.	Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update the Trust periodically.

f.	Monitor compliance with regulatory exemptive relief (as applicable) for the Funds.

g.	Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Trust’s legal counsel in responding to any non-routine regulatory matters with respect to such matters.

(2)	SEC Registration and Reporting:

a.	Coordinate, with assistance from Trust counsel in annual update of the Registration Statement for each Fund.

b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR (or Form N-CEN as applicable), Form N-CSR, Form N-Q (or Form N-PORT as applicable) filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of proxy statements, Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Coordinate, with assistance from Trust counsel preparation of proxy statements and information statements, as requested by the Trust on behalf of a Fund or Funds.

g.	Coordinate, with assistance from Trust counsel, applications for exemptive relief, when applicable.

(3)	IRS Compliance:

a.	Monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management (“Management”) and/or the Trust’s independent auditor.

C.	Financial Accounting and Reporting:

(1)	Maintain the Trust’s accounting books and records.

(2)	Provide financial data required by the Registration Statement for each Fund and any proxy statements.

(3)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(4)	Supervise the Trust’s custodian and fund accountants in the maintenance of each Fund’s general ledger and in the preparation of each Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value, and the declaration and payment of dividends and other distributions to shareholders.

(5)	Compute the yield, total return, expense ratio and portfolio turnover rate of each Fund.

(6)	Monitor expense accruals and make adjustments as necessary; notify Management of adjustments expected to materially affect a Fund’s expense ratio.

(7)	Prepare financial statements for each Fund, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

(8)	Manage annual and semi-annual report preparation process, prepare Forms N-CEN, N-PORT, N-CSR and 24F-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Forms N-CEN, N-PORT, N-CSR and 24f-2 and annual/semi-annual reports via EDGAR

(9)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

(10)	Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the Adviser, if requested

D.	Tax Reporting:

(1)	Prepare for the review of the independent auditor and/or Management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Tidal will prepare annual federal and state income tax return filings for each Fund as authorized by and based on the instructions received by Management and/or its independent auditor. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide Management and the Trust’s independent auditor with tax reporting information pertaining to each Fund and available to Tidal as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Management and/or the Trust’s independent auditor.

(4)	Prepare and file on behalf of Management Form 1099 MISC for payments to disinterested trustees and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

(7)	Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund shareholders.

Exhibit C

to the

Amended and Restated

Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

●	The Trust represents that it will use the Data solely for internal purposes and use in the normal conduct of its business and will not redistribute the Data in any form or manner to any third party, except its advisers, agents and consultants.

●	The Trust represents that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

●	The Trust represents that it will treat the Data as proprietary to MSCI, S&P and FACTSET. Further, the Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

●	Except as expressly permitted hereby, the Trust represents that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

●	The Trust is obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

●	The Trust acknowledges that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Trust.

●	The Trust acknowledges that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate Tidal’s right to receive and/or use the Data.

●	The Trust acknowledges that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and Sub-Administrator, entitled to enforce all provisions of such agreement relating to the Data.

Exhibit C (continued) to the Amended and Restated Fund Administration Servicing Agreement

THE DATA IS PROVIDED TO THE TRUST ON AN “AS IS” BASIS. TIDAL, SUB-ADMINISTRATOR, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). TIDAL, SUB-ADMINISTRATOR, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL TIDAL, SUB-ADMINISTRATOR, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF SUB-ADMINISTRATOR, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit D (Fee Schedule)

to the

Amended and Restated

Fund Administration Servicing Agreement

[  ]